Exhibit 10.9

ORIGINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”) is made this 1st day of January, 2004 by and between Michael L. Ahlin (the “Employee”) and Impact Diagnostics, Inc., a Utah corporation (the “Company”).

1.                                       Employment and Service on the Board of Directors.

Company hereby agrees to employ the Employee as the Company’s Chairman of the Board, and/or; Chief Executive Officer, and/or; President, and/or; Chief Operating Officer, to perform such specific duties and have such responsibilities as the board of directors of the Company (the “Board of Directors”) may from time to time establish. The Employee hereby accepts employment by the Company as Chairman of the Board, and/or; Chief Executive Officer, and/or; President, and/or; Chief Operating Officer, subject to the terms and conditions hereof, and agrees to devote the majority of his business time and attention to his duties hereunder, to the best of his abilities. Except as otherwise provided by paragraph 4(b) of this Employment Agreement, while the Employee is employed by the Company, the Company shall nominate the Employee to be elected as a member of the Board of Directors.

2.                                       Term of Employment; Certain Definitions.

(a)                                  The term of the Employee’s employment pursuant to this Employment Agreement shall commence as of the Closing Date and shall terminate upon the earlier of (i) termination pursuant to paragraph 6 hereof or (ii) the third anniversary of the Closing Date; provided that the term of this Employment Agreement shall be automatically renewed for successive three (3) year periods until either the Employee or the Company gives the other notice of nonrenewal at least ninety (90) days prior to the expiration of the relevant term of employment.

(b)                                 “Post-Employment Period” means the period commencing on the date of the Employee’s termination of employment and ending on the earlier of the first anniversary of such termination of employment or the expiration of the term of this Employment Agreement.

(c)                                  “Prior Year Bonus” means the amount of any bonus earned by the Employee with respect to services rendered during the prior fiscal year of the Company, regardless of when such bonus is paid.

3.                                       Compensation, Benefits and Expenses.

(a)                                  During the term of the Employee’s employment pursuant to this Employment Agreement, the Employee shall be paid a base annual salary of $144,000 (the “Base Pay”). Payment will be made on the regularly scheduled pay dates of the Company, subject to all appropriate withholdings or other deductions required by law or by the Company’s established policies applicable to all the employees of the Company. The Board of Directors may increase the Employee’s Base Pay at the Company’s sole discretion, but shall not reduce the Base Pay below the rate established by this Employment Agreement (including any increases in the rate of Base Pay approved by the Board of Directors after the Effective Time), without the Employee’s written consent.

(b)                                 In addition to any other compensation payable to the Employee pursuant to this Employment Agreement, during the term of the Employee’s employment pursuant to this Employment Agreement, the Employee may be paid an annual bonus as determined by and within the sole discretion of board of directors of the Company.

(c)                                  In addition to compensation payable to the Employee as described above, the Employee shall be entitled to participate in all the employee benefit plans or programs of the Company as are available to management employees of the Company generally and such other benefit plans or programs as may be specified by the Board of Directors, including any stock options that may be granted by the board of directors of the Company (“Employee Benefits”), during the term of the Employment Agreement.

(d)                                 On a timely basis, the Company shall reimburse the Employee for such reasonable out-of-pocket expenses as the Employee may incur for and on behalf of the furtherance of the Company’s business in accordance with the Company’s expense reimbursement policy.

(e)                                  Employee to be allowed full use of office facilities, equipment, overhead, phones, computers, administrative assistance, etc. for various needs aside from company work.

4.                                    Covenants of the Employee.

(a)                                 The Employee agrees with the Company that, while employed by the Company, the Employee shall not directly or indirectly, whether as a proprietor, partner, joint venturer, Company, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature, engage in any business which is competitive to the business conducted by the Company, the Company or any of the Company’s subsidiaries or affiliates (the Company, such subsidiaries and affiliates being collectively referred to as the “Companies”) in any geographic area which the Companies have engaged or will engage during such period (including, without limitation, any area in which any customer of the Companies may be located).

(b)                                The Employee agrees with the Company that at no time will the Employee directly or indirectly divulge to any person, entity or other organization or appropriate for the Employee’s own use or for the use of others any trade secrets or information deemed to be confidential by the Companies (“Confidential Information”) relating to the assets, intellectural property, liabilities, employees, goodwill, business or affairs of the Companies, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, research and development information or data; testing or marketing data, or other confidential information used by, or useful to, the Companies and known (whether or not known with the knowledge and permission of the Companies and whether or not at any time prior to the Closing Date developed, devised, or otherwise created in whole or in part by the efforts of the Employee) to the Employee by reason of his employment by, shareholdings in or other association with the Companies, except as required by the Employee for the purpose of the business of the Companies. The Employee will hold on to all copies and extracts of any written confidential information acquired or developed by him during his employment for the sole benefit of the Companies and their successors and assigns. Except as necessary to perform the Employee’s duties hereunder, the Employee further agrees that he will not remove or take from the Companies’ premises (or if previously removed or taken, he will, at the Company’s request, promptly return) any written confidential information or any copies or extracts thereof. The Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Companies, fully and completely, all rights created or contemplated by this paragraph 4(b).

(c)                                  In the event the Employee breaches this Employment Agreement (including, without limitation, by terminating his employment without Good Reason (as hereinafter defined)) or if the Employee’s employment is terminated without Cause (as hereinafter defined), the Employee separately agrees, being fully aware that the performance of this Employment Agreement is important to preserve the present value of the property and business of the Companies, that for a period of twelve (12) calendar months following such termination (the “Restricted Period”), that the Employee shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, Company, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is competitive to the business conducted by the Companies in the geographical service area in which the Companies have engaged or will engage during such period (including, without limitation, any area in which any such customer of the Companies may be located).

(d)                                 As a separate and independent covenant, the Employee agrees with the Company that, for so long as the Employee is employed by the Company and for the Restricted Period, he will not in any way, directly or indirectly, for the purpose of conducting or engaging in any competitive business with the Companies, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any of the Companies or solicit, induce, hire, attempt to hire, interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Companies.

(e)                                  The Employee agrees that the breach by him of any of the foregoing covenants is likely to result in immediate and irreparable harm, directly or indirectly, to the Companies. The Employee, therefore, consents and agrees that if the Employee violates any of such covenants, the Companies shall be entitled, among and in addition to any other rights or remedies available under this Employment Agreement or at law or in equity, to temporary and permanent injunctive relief to, without bond or other security, prevent the Employee from committing or continuing a breach of such covenants. Such injunctive relief in any court shall be available to the Companies in lieu of, or prior to or pending determination in, any arbitration proceeding.

(f)                                    It is the desire, intent and agreement of the parties that the restrictions placed on the Employee by this paragraph 4 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this paragraph 4 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

(g)                                 Subject to paragraph 5(e), any controversy or claim arising out of or relating to this Employment Agreement that cannot be mutually resolved by the parties hereto shall first be submitted to non-binding mediation in Salt Lake County, Utah in accordance with the rules then in effect of the American Arbitration Association; provided that the term of mediation shall be limited to three consecutive days. Each party shall be responsible for their own attorney fees and fees and costs incurred attributable to such mediation and each party shall share all expenses of the mediator. If the parties cannot mutually resolve the controversies or claims arising out of or relating to this Employment Agreement after mediation, except with respect to the equitable relief contemplated under paragraph 4(e), such controversies or claims arising out of or relating to this Employment Agreement shall be settled by arbitration in Salt Lake County, Utah in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. The prevailing party in any such arbitration will be reimbursed by the other party hereto for its reasonable attorney fees and fees and costs incurred attributable to such arbitration.

5.                                       Termination.

(a)                                  The Company shall have the right to terminate the Employee’s employment at any time and for any reason. If the Employee is terminated for Cause, neither the Company or the Company will have any obligation to pay the Employee any Base Pay or other compensation, or to provide any Employee Benefits subsequent to the date of the Employee’s termination of employment (except as required by applicable law), including, without limitation, Severance Benefits as defined in paragraph 5(c) hereof. Termination for “Cause” shall mean termination of employment for any of the following reasons:

(i)                                  the Employee entering a plea of no-contest with respect to or being convicted by a court of competent and final jurisdiction of any crime, whether or not involving the Company, that constitutes a felony in the jurisdiction involved;

(ii)       (A)     the Employee committing any act of fraud, misappropriation, embezzlement, unethical business conduct or other act of dishonesty against the Company, the Company or the Company’s subsidiaries, or (B) the Employee breaching a duty of loyalty owed to the Company, or any of the Companies, or, as a result of his gross negligence, breaching a duty of are owed to the Company, or any of the Companies;

(iii)                                 the Employee breaching any of his obligations under the Employment Agreement or failing or refusing to perform any of his duties as required of him as an employee of the Company, provided, however, that the Company may not terminate the Employee’s employment for

Cause pursuant to this subparagraph (iii) unless the Company first gives the Employee notice of its intention to terminate and of the grounds for such termination, and the Employee has not, within 20 days following receipt of such notice, cured such Cause, provided that the Employee shall not be entitled to cure such Cause pursuant to the immediately preceding clause of this subparagraph (iii) if the breach, failure or refusal giving rise to such Cause was willfully or intentionally committed by the Company; or

(iv)                                any other misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company, the Company or the Companies.

(b)                                 Unless otherwise terminated earlier pursuant to the terms of this Employment Agreement, the Employee’s employment under this Employment Agreement will terminate upon the Employee’s death and may be terminated by the Company or the Employee upon giving not less than thirty days written notice to the other in the event that the Employee, because of physical or mental disability or incapacity, is unable to perform (or, in the opinion of the physician or physicians selected pursuant to the proecedures set forth below, is reasonably expected to be unable to perform) the Employee’s duties hereunder for an aggregate of one hundred eighty working days during any twelve-month period (“Disabled”). All questions arising with respect to whether the Employee is Disabled shall be determined by a reputable physician mutually selected by the Company and the Employee at the time such question arise. If the Company and the Employee cannot agree upon the physician within a period of seven days after such question arises, then the Company and the Employee shall each select a physician who shall each make a determination as to whether the Employee is Disabled. Is such physicians disagree as to whether the Employee is Disabled, such physicians shall be asked to agree on the selection of another physician to makes such determination. The determination of the physician or physicians selected pursuant to the above provisions of this paragraph 5(b) as to such matters shall be final and binding upon the parties hereto.

c)                                    The Employee may terminate his employment for Good Reason. For purposes of this paragraph 6, “Good Reason” shall mean the following:

(i)                                     the Company failing to pay any portion of the Employee’s material compensation due and payable in connection with the Employee’s employment; provided, however, that the Employee may not terminate his employment for Good Reason pursuant to this subparagraph (i) unless the Employee first gives the Company written notice of his intention to terminate and of the grounds for such termination, and (ii) the Company has not, within 20 days of receipt of such notice, cured such Good Reason; or

(ii)                                 the Company discharging the Employee without Cause; or

(iii)                              the merger of the Company with, or the sale of the outstanding voting securities of the Company in which the stockholders of the Company immediately prior to such transaction do not immediately after such transaction own directly or indirectly more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership immediately prior to such transaction of the voting securities of the Company, or the sale of substantially all of the assets of the Company to, and person, corporation, or other business entity that is not affiliated with or controlled by the Company.

The Company shall provide the Employee with Severance Benefits upon (i) the termination by the Employee of his employment for Good Reason or (ii) the termination of the Employee’s employment by the Company without Cause. “Severance Benefits” means (i) prompt payment of any unpaid Base Pay earned through the date of the Employee’s termination; (ii) a payment equal to thirty six months of the Base Pay; and (iii) providing the Employee and his eligible dependents with medical benefits during the Post-Employment Period (to the extent such dependents participated in the Company’s medical plans immediately prior to the Post-Employment Period), or such longer time to the extent required by law, upon the same terms and conditions applicable to similarly situated employees who are employed by the Company.

6.                                       Assignment and Succession.

(a)                                  The services to be rendered and obligations to be performed by the Employee under this Employment Agreement are special and unique, and all such services and obligations and all of the Employee’s rights under this Employment Agreement are personal to the Employee and shall not be assignable or transferable.   In the event of the Employee’s death, however, the Employee’s personal representative shall be entitled to receive any and all payments then due under this Employment Agreement.

(b)                              This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and the Employee and their respective successors, permitted assigns, heirs, legal representatives, executors, and administrators. If the Company shall be merged into or consolidated with another entity, the provisions of the Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Employment Agreement in the same manner that the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph 6(b) shall continue to apply to each subsequent Company of the Employee hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent Company.

7.                                       Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 7):

if to the Company or the Company:

Impact Diagnostics, Inc.

5792 South 900 East, Suite B

Salt Lake City, UT 84121

Attention: CFO

if to the Employee:

Mark J. Rosenfeld

1075 Skyler Drive

Draper, Utah 84020

with a copy to:

James C. Lewis, Esq.

10 West 100 South #615

Salt Lake City, UT 84101

8.                                       Waiver of Breach.

(a)                                  The waiver by the Company or the Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver by such parry of any subsequent breach.

(b)                                 The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

9.                                       Amendment.

This Employment Agreement may be amended only by a written instrument signed by all parties hereto.

10.                                 Governing Law; Jurisdiction and Service of Process.

This Employment Agreement shall be governed by the laws of the State of Utah applicable to contracts executed in and to be performed in that State.

11.                                 Partial Invalidity.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12.                                 Entire Agreement.

All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

13.                                 Other Severance Benefits.

The Employee hereby agrees that in consideration for the payments to be received under this Employment Agreement, the Employee waives any and all rights to any payments or benefits under any other severance plans or any similar arrangements of the Company, the Company or any of the Company’s subsidiaries.

14.                             Withholding.

The payment of any amount pursuant to this Employment Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s or the Company’s employee benefit plans, if any.

15.                                 Accrual.

All unpaid or underpaid wages, benefits, etc. shall accrue and be payable to the employee upon sufficient funding of the Company, upon termination with or without cause or upon resignation.

IN WITNESS WHEREOF, the Employee and the Company have entered into this Employment Agreement as of the date set forth above.

EMPLOYEE

/s/ Michael L. Ahlin
Michael L. Ahlin

COMPANY:
IMPACT DIAGNOSTICS, INC.

	By:	/s/ Michael L. Ahlin
Name: Michael L. Ahlin
Title: Chairman of the Board

	By:	/s/ Mitchell T. Godfrey, [ILLEGIBLE]
Name: Mitchell T. Godfrey
Title: Treasurer
OPTIONS

Impact Diagnostics, Inc.

July 1, 2004

Michael L. Ahlin

5792 South 900 East, Suite B

Salt Lake City, UT 84121

Re:          Amendment of Employment Agreement

Dear Michael:

Pursuant to Paragraph 9 of the January 1, 2004 Employment Agreement between you and  Impact Diagnostics, Inc. (“IDI”) (the “Employment Agreement), and for good and sufficient consideration, the receipt of which is hereby acknowledged, the Employment Agreement is hereby amended as follows:

1.             IDI agrees to continue to employ you in a full-time capacity, at your current compensation rate and with the same benefits, until such time as you and the Board of Directors agree otherwise.  Your employment will be at-will.  This means that either you or IDI may terminate your employment at any time, for any reason or no reason.

2.             All other provisions of the Employment Agreement, and any provisions contrary to the terms of this letter of Amendment, are hereby revoked and are considered null and void.

3.             Your employment by IDI, and this Amendment to the Employment Agreement, shall be governed by the laws of the State of Utah.

4.             This Amendment to the Employment Agreement contains the entire agreement between the parties and completely supersedes any prior written or oral agreements or representations concerning the subject matter hereof.   Any oral representation, modification or other writing concerning this Amendment or the Employment Agreement shall be of no force or effect.  This Amendment may be modified only by a writing signed by the parties hereto.

5.             This Amendment is effective as of the date of your execution of this letter.  By signing this letter you agree to the terms set forth above, and acknowledge that: a) you have read and agreed to the terms of this letter voluntarily; b) you have had the opportunity to consult with the attorney of your choice regarding its terms; and c) no promise or inducement has been made to you other than the terms set forth herein.

Sincerely,

Stan Yakatan
Chief Executive Officer

Agreed to:

Michael L. Ahlin

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